Exhibit 99.1

Contacts:

Investors	Press	Celeritek
Carl Frampton	Julie A. Teinert	Peggy Smith
Chief Financial Officer	Vice President Marketing	Chief Financial Officer
Mimix Broadband, Inc.	Mimix Broadband, Inc.	Celeritek, Inc.
(281) 988-4600 x20	(281) 988-4600 x14	(408) 986-5060

Mimix Broadband, Inc. Enters Agreement to Acquire Assets of Celeritek, Inc.

March 14, 2005, Houston, Texas and Santa Clara, California - Mimix Broadband, Inc. and Celeritek, Inc. (Nasdaq: CLTK) jointly announced today they have entered into an asset purchase agreement pursuant to which Mimix will acquire substantially all of Celeritek’s assets relating to its gallium arsenide (GaAs) semiconductor components business for $2.8 million in cash. Under the agreement, Mimix will also assume approximately $6 million in liabilities of Celeritek. Assets excluded from the transaction include Celeritek’s cash, cash-equivalents and certain other non-operating assets.

Celeritek’s GaAs semiconductor components business designs and manufactures radio frequency integrated circuits (RFICs), low noise amplifiers, gain blocks and power amplifier modules, using GaAs based device technology. These products are used in a variety of commercial and defense applications. Following the transaction, Mimix intends to maintain the business in Santa Clara, California.

“Celeritek’s 19 years of expertise in designing and manufacturing GaAs components will give Mimix an immediate platform to expand its product portfolio and serve new, complementary markets,” stated Rick Montgomery, CEO of Mimix Broadband, Inc. “As a result of this transaction, Mimix will be able to offer a more diversified product portfolio to serve the top tier telecom, satellite and defense companies and will have the assets and capabilities to be a leading player in both the microwave and millimeter-wave semiconductor marketplaces.”

The closing of the asset sale is subject to approval by Celeritek’s shareholders and other closing conditions. The $2.8 million purchase price is subject to adjustment based on Celeritek’s working capital at the time of closing. $300,000 of the purchase price will be held in escrow for six months to satisfy any indemnification claims by Mimix.

If the asset sale is consummated, Celeritek will have no remaining operating assets and, subject to the approval of its shareholders, intends to wind up its business and effect a complete liquidation and dissolution. In connection with such dissolution, Celeritek plans to distribute its remaining assets to its shareholders after satisfying or adequately providing for all of its remaining liabilities. The timing of such distribution to shareholders has not been determined. Provided that Celeritek has adequate assets to do so, Celeritek’s board of directors may determine to make an initial cash distribution to shareholders following the closing of the proposed asset sale to Mimix.

Janey Montgomery Scott served as financial advisor to Mimix in connection to this transaction.

About Mimix
Mimix Broadband, Inc., an ISO 9001-registered company, designs, develops and supplies high performance monolithic microwave integrated circuits (MMICs) for microwave and millimeter-wave wireless communications applications. Mimix has assembled a team of world-class scientists that has focused on the development of state-of-the-art millimeter-wave MMICs for the last decade. The Company also leverages strategic partnerships for manufacturing, in order to expedite the time-to-market cycle and meet market requirements. Mimix combines its design capabilities in complete communications systems with semiconductor device expertise to deliver innovative solutions for its customers’ most challenging applications. For additional information, please visit www.mimixbroadband.com.

About Celeritek
Celeritek designs and manufactures GaAs semiconductor components used in defense applications and commercial communications networks. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications. For additional information, please visit www.celeritek.com.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to the transaction between Celeritek and Mimix, the benefits of the transaction to Mimix and Celeritek’s dissolution after the transaction. These statements involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results. For example, the closing of the asset purchase transaction is subject to several important closing conditions, the failure of any one of which may result in the transaction not being consummated. Further, if the asset sale does occur, there is no guaranty regarding the amount or timing of any distributions of cash to Celeritek’s shareholders. These and other factors that are relevant to the proposed transactions are, and will be, included in Celeritek’s reports filed with the Securities and Exchange Commission (“SEC”) and the documents referred to below that Celeritek will file with the SEC. Neither Mimix nor Celeritek undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information
This press release is for informational purposes only. It does not constitute an offer to purchase shares of Celeritek, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. Celeritek will file a Form 8-K with the SEC containing the terms of the asset purchase agreement and will mail a proxy statement to shareholders of Celeritek in connection with the proposed sale of assets and dissolution. Shareholders of Celeritek are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the SEC at www.sec.gov. A free copy of the proxy statement, when it becomes available, may also be obtained from Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, CA 95054, Attn.: Investor Relations. In addition, investors and security holders may access copies of the documents filed with the SEC by Celeritek at www.celeritek.com. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of shareholders of Celeritek in connection with the transactions, and their direct and indirect interest, by security holding or otherwise, in the solicitation, will be set forth in a proxy statement that will be filed by Celeritek with the SEC.

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